                                                     Registration No.  333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                                   ----------


                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------


                       BALTIMORE GAS AND ELECTRIC COMPANY

             (Exact Name of Registrant as Specified in its Charter)

                                    MARYLAND
                            (State of Incorporation)

                                   52-0280210
                      (I.R.S. Employer Identification No.)

                39 W. LEXINGTON STREET, BALTIMORE, MARYLAND 21201
                                 (410) 234-5000
     (Address, including Zip Code, and Telephone Number, including Area Code of Registrant's Principal Executive Offices)

       E. FOLLIN SMITH, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                 750 E. PRATT STREET, BALTIMORE, MARYLAND 21202
                                 (410) 783-3013
     (Address, including Zip Code, and Telephone Number, including Area Code of Registrant's Agent for Service)


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: After the effective date of this Registration Statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                   ----------

                         CALCULATION OF REGISTRATION FEE
===================================================================================================================================
                                                                   PROPOSED                  PROPOSED
    TITLE OF EACH CLASS OF              AMOUNT TO              MAXIMUM OFFERING          MAXIMUM AGGREGATE        AMOUNT OF
  SECURITIES TO BE REGISTERED         BE REGISTERED             PRICE PER UNIT            OFFERING PRICE        REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
Unsecured Debt Securities             $400,000,000                   100%*                 $400,000,000            $36,800

===================================================================================================================================

* Inserted solely for the purpose of calculating the registration fee.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

[BGE LOGO]




$400,000,000                                  Baltimore Gas and Electric Company
UNSECURED DEBT                                            39 W. Lexington Street
SECURITIES                                            Baltimore, Maryland  21201
                                                                  (410) 234-5000

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P        R        O        S        P       E       C       T        U      S
--------------------------------------------------------------------------------

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell the debt securities described in this prospectus in one or more offerings up to a total dollar amount of $400,000,000.

This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The supplement may also add, update or change information contained in this prospectus.

THERE ARE RISKS INVOLVED WITH PURCHASING THE DEBT SECURITIES WE MAY OFFER. PLEASE REFER TO THE "RISK FACTORS" DISCUSSION BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

--------------------------------------------------------------------------------
WE URGE YOU TO CAREFULLY READ THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT WHICH WILL DESCRIBE THE SPECIFIC TERMS OF THE OFFERING TOGETHER WITH ADDITIONAL INFORMATION DESCRIBED UNDER THE HEADING WHERE YOU CAN FIND MORE INFORMATION BEFORE YOU MAKE YOUR INVESTMENT DECISION.
--------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.







         (ONCE THE REGISTRATION STATEMENT IS EFFECTIVE, THE DATE OF THE
                       PROSPECTUS WILL BE INSERTED HERE.)

                                TABLE OF CONTENTS


FORWARD LOOKING STATEMENTS........................................... 3

SUMMARY.............................................................. 4

RISK FACTORS......................................................... 5

USE OF PROCEEDS...................................................... 7

RATIO OF EARNINGS TO FIXED CHARGES................................... 8

DESCRIPTION OF THE DEBT SECURITIES................................... 9

PLAN OF DISTRIBUTION.................................................15

LEGAL MATTERS........................................................17

EXPERTS..............................................................17

WHERE YOU CAN FIND MORE INFORMATION..................................17


                           FORWARD-LOOKING STATEMENTS

We make statements in this prospectus and may make statements in any prospectus supplement that are considered forward looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Sometimes these statements will contain words such as "believes," "expects," "intends," "plans," and other similar words. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. These risks, uncertainties, and factors include, but are not limited to:

         o The timing and extent of changes in commodity prices for energy including coal, natural gas, oil, and electricity.

         o The conditions of the capital markets, interest rates, availability of credit, liquidity and general economic conditions, as well as Constellation Energy Group Inc.'s and BGE's ability to maintain their current debt ratings.

         o The effectiveness of BGE's risk management policies and procedures and the ability of our counterparties to satisfy their financial and performance commitments.

         o Operational factors affecting BGE's transmission and distribution facilities, including catastrophic weather related damages, unscheduled outages or repairs, unavailability of gas transportation or electric transmission services, workforce issues, terrorism, liabilities associated with catastrophic events, and other events beyond our control.

         o The inability of BGE to recover all its costs associated with providing electric retail customers service during the electric rate freeze period.

         o The effect of weather and general economic and business conditions on energy supply, demand and prices.

         o Regulatory or legislative developments that affect deregulation in Maryland or in the Pennsylvania-New Jersey-Maryland Interconnection, transmission and distribution rates and revenues, demand for energy, or increase costs, including costs related to safety or environmental compliance.

         o Cost and other effects of legal and administrative proceedings that may not be covered by insurance, including environmental liabilities.

         o The actual outcome of uncertainties associated with assumptions and estimates using judgment when applying critical accounting policies and preparing financial statements.

         o  Changes in accounting practices and principles.

These factors and the other risk factors discussed in this prospectus, including under the heading, "Risk Factors" are not necessarily all of the important factors that could cause BGE's actual results to differ materially from those expressed in any of its forward-looking statements. Other unknown or unpredictable factors also could have material adverse effects on BGE's future results. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Please see BGE's periodic reports filed with the SEC for more information on these factors. The forward-looking statements included in this prospectus or any prospectus supplement are made only as of the date of this prospectus or such prospectus supplement.

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SUMMARY

BGE, a wholly-owned subsidiary of Constellation Energy Group, Inc. ("Constellation Energy"), is a regulated electric and gas public transmission and distribution company. BGE delivers electricity to approximately 1.2 million customers and natural gas to approximately 600,000 customers in a service territory that includes the City of Baltimore and all or part of 10 counties in Central Maryland. BGE's electric delivery territory has a population of 2.7 million and its natural gas delivery territory has a population of 2 million. BGE is regulated by the Maryland Public Service Commission and the Federal Energy Regulatory Commission, or FERC, with respect to rates and other aspects of its business.

ELECTRIC BUSINESS

Effective on July 1, 2000 electric customer choice and competition among electric suppliers was implemented in Maryland. As a result of deregulation, BGE's electric customers can purchase their electricity from other sources. If a customer chooses an alternate supplier, BGE collects a delivery service charge to recover its fixed costs for the service we provide. BGE remains obligated to provide electricity to different classes of customers who do not choose an alternate supplier at fixed rates over various time periods until at least June 30, 2006 (known as standard offer service). Effective July 1, 2000, BGE also reduced residential base rates by approximately 6.5%, which on average is about $54 million a year through June 2006.

Since July 1, 2002, large commercial and industrial customers are no longer eligible for standard offer service and, if they choose to continue to receive their electric supply from BGE, are charged market rates. As a result, currently customers representing approximately 96% (approximately 1,000 megawatts) of load from this class purchase their electricity from an alternate supplier.

Beginning on July 1, 2004, all other commercial and industrial customers will no longer be eligible for standard offer service. Currently, this class of customers represents approximately 2,200 megawatts of load. If they choose to continue to receive their electric supply from BGE after July 1, 2004, they will be charged market rates. Beginning July 1, 2006, BGE's current obligation to provide standard offer service to residential customers will end.

However, BGE's (and other Maryland utilities') role in providing electricity supply to customers after those obligations end is currently the subject of a proceeding at the Maryland Public Service Commission. Specifically, BGE has entered into a settlement agreement with parties representing customers, industry, utilities, suppliers, the Maryland Energy Administration, the Maryland Public Service Commission's Staff and the Office of People's Counsel that would extend BGE's obligation to supply standard offer service to its customers beyond the dates set forth above. Under the proposed settlement agreement BGE's obligation to provide standard offer service to residential customers could extend until June 30, 2010 and for commercial and industrial customers for a one, two or four year period beyond June 30, 2004, depending on customer size. Rates charged during this time would be based on market prices with an administrative fee added. The settlement agreement is currently before The Maryland Public Service Commission for approval.

We purchase 100% of the energy and capacity to meet our standard offer service requirements until June 30, 2003 from Constellation Power Source, Inc., a Constellation Energy subsidiary. Between July 1, 2003 and June 30, 2006, Constellation Power Source, Inc. has contracted to provide BGE with 90%, and Allegheny Energy Supply Company has contracted to provide BGE with 10% of its standard offer service obligations. The amount we pay under these contracts for energy and capacity does not exceed the rates we receive from our customers during these time periods. See "Risk Factors" for a discussion of the status of our contract with Allegheny.

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As a result of electric competition, BGE's generating assets were deregulated, and on July 1, 2000 we transferred all of our generating assets (6,240 megawatts) and related liabilities, at book value, to Constellation Energy subsidiaries. All of these assets were transferred subject to the lien of BGE's mortgage. BGE also transferred to Constellation Energy subsidiaries tax-exempt debt related to the transferred assets, of which $270 million currently remains outstanding. If the subsidiaries default on their obligations relating to this debt and the debt were declared due and payable, BGE would be required to pay the debt as it remains primarily liable.

For a more detailed discussion of the Maryland law authorizing customer choice and competition, and the Maryland Public Service Commission order that resolved major issues surrounding electric restructuring, please refer to our Annual Report on Form 10-K for the year ended December 31, 2001. See WHERE YOU CAN FIND MORE INFORMATION.

GAS BUSINESS

Currently, no regulation exists for the wholesale price of natural gas as a commodity, and the regulation of interstate transmission at the federal level has been reduced. All BGE gas customers have the option to purchase gas from other suppliers. However, the delivery of gas continues to be regulated by the Maryland Public Service Commission.

Currently, approximately 54% of the gas delivered on our distribution system is for customers purchasing gas from alternative suppliers. We charge these customers fees to recover the fixed costs for the transportation service we provide. These fees are the same as the base rate charged for gas sales. In addition to the delivery service, BGE also provides these customers with meter readings, billing, emergency response, regular maintenance, and balancing.

BGE buys all gas that it sells directly from various suppliers and arranges separately for the transportation and storage. BGE has a market based rates incentive mechanism for gas we sell on our system. Under market based rates, our actual cost of gas is compared to a market index (a measure of the market price of gas in a given period). The difference between our actual cost and the market index is shared equally between shareholders and customers except for fixed-price contracts that must be secured for at least 10%, but not more than 20%, of forecasted system supply requirements for the November through March period. These fixed price contracts are not subject to sharing under the market-based rates incentive mechanism.

The Maryland Public Service Commission allows us to record a monthly adjustment to our gas revenues to eliminate the effect of abnormal weather patterns on our gas system sales volumes. This means our monthly gas revenues are based on weather that is considered "normal" for the month and, therefore, are not affected by actual weather conditions. BGE also participates in the interstate markets, by releasing pipeline capacity or bundling pipeline capacity with gas for off-system sales.

RISK FACTORS

BGE MAY NOT BE ABLE TO RECOVER INCREASES IN ITS OPERATING, MAINTENANCE AND CAPITAL COSTS WITH RESPECT TO ITS DELIVERY SERVICE THROUGH A RATE INCREASE DUE TO FROZEN ELECTRIC BASE RATES.

BGE is required to offer electricity to its residential customers at frozen rates through June 30, 2006 and certain commercial and industrial customers through June 30, 2004. It is possible that BGE will experience an increase in its operating, maintenance and capital costs with respect to delivery services during this time, particularly in the event of an unforeseen circumstance, such as the occurrence of a catastrophic storm which causes damage to BGE's systems that exceeds the amounts covered by insurance maintained by BGE. Although BGE is allowed, under certain circumstances, to apply for recovery of certain costs resulting from catastrophic events through electric rate increases, there can be no assurance that relief from frozen base rates would be permitted by the Maryland Public Service Commission.

BGE IS REQUIRED TO PROVIDE STANDARD OFFER SERVICE AT FROZEN RATES TO ELECTRIC CUSTOMERS IN MARYLAND AND IF ITS SUPPLIERS FAIL TO PROVIDE SERVICE, BGE MAY NOT BE ABLE TO OBTAIN POWER AT PRICES TO MEET ITS OBLIGATION AT OR BELOW THE AMOUNT IT WILL RECEIVE FROM THE FROZEN RATES.

As a result of the 1999 Maryland electric restructuring statute, BGE's electric customers are able to choose their supplier. Electric suppliers compete for retail customers with BGE. BGE transmits and delivers the power to all electric customers. BGE's supply obligations vary by customer type for a transition period ending on June 30, 2006. To the extent customers do not choose a supplier, BGE is required to supply the power at frozen rates through the transition period. BGE refers to this obligation to provide power as "standard offer service". If BGE is required to pay more for power than the amount it can recover in the fixed rates, it could have a materially adverse impact on the results of operations of BGE.

BGE has entered into a power supply contract with an affiliate, Constellation Power Source, Inc. to meet its standard offer service obligations through June 30, 2003 and separate supply contracts with Constellation Power Source, Inc. for 90%, and Allegheny Energy Supply Company for 10% of the power necessary to meet its standard offer service obligations from July 1, 2003 to June 30, 2006. Recently, the credit ratings of Allegheny were downgraded to below investment grade. Under the terms of the contract, in certain circumstances, BGE has the right to request additional credit support from Allegheny to secure its performance under the contract. If BGE were to exercise its rights and Allegheny did not meet such requests, BGE could liquidate and terminate the contract. If BGE's suppliers are unable to meet their obligations under their contracts, BGE could be required to obtain power at prices that may be higher than the amount it can charge customers.

BGE IS SUBJECT TO EXTENSIVE REGULATION. CHANGES IN REGULATIONS COULD HAVE A MATERIAL ADVERSE IMPACT ON BGE'S RESULTS OF OPERATIONS.

BGE is subject to extensive regulation from both the State of Maryland and the federal government, particularly the FERC. Regulation includes rate regulation by the Maryland Public Service Commission and FERC, and state and federal environmental regulation. BGE cannot predict the future development of regulations or the ultimate effect that a changing regulatory environment will have on its business.

For example, in July 2002, the FERC issued a proposed rulemaking regarding implementation of a standard market design for wholesale electric markets. This proposal would require BGE to turn over the operation of its transmission facilities to an independent operator that will operate the facilities consistent with the market structure proposed by the FERC.
Since this rule is a proposal, only there is no assurance as to the effect the final rule will have on BGE's operations or revenues.

Maryland enacted an electric restructuring law in 1999. BGE cannot assure you that this law will not be changed in the future. In addition, BGE is currently involved in settlement proceedings with the Maryland Public Service Commission that address BGE's obligations to provide "standard offer service" to commercial and industrial customers after June 30, 2004 and residential customers after June 30, 2006. Since these proceedings are ongoing, there is no assurance as to the effect the final settlement will have on BGE's operations or revenues.

BGE MAY HAVE LIABILITY ASSOCIATED WITH THE GENERATION ASSETS IT TRANSFERRED TO CONSTELLATION ENERGY SUBSIDIARIES

As a result of Maryland's 1999 electric restructuring law, on July 1, 2000 BGE transferred all of its generating assets and related liabilities to other Constellation Energy subsidiaries. Those subsidiaries assumed all the liabilities related to those assets and also the obligations under tax-exempt debt relating to the transferred generation assets. Currently, approximatiely $270 million of tax-exempt debt remains outstanding. This debt has varying maturities through 2027. These subsidiaries have agreed to comply with the covenants relating to the debt and to pay the interest and principal on this debt when due. However, BGE has not been released from any of the payment or covenant obligations with respect to the assumed debt, and if any of these subsidiaries default on their payment or covenant obligations relating to the assumed debt, and that debt were declared due and payable, BGE would be liable to pay the amounts owed as a result of the default. In addition, BGE is still a named party in several claims relating to the transferred assets, including numerous asbestos claims. If BGE were determined to have liability in regard to those claims, BGE would look to those subsidiaries to pay those claims on BGE's behalf. Failure by such subsidiaries to pay such claims could expose BGE to liability that could be material.

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BGE PARTICIPATES IN A CASH POOL SPONSORED BY CONSTELLATION ENERGY FOR THE
BENEFIT OF ALL OF ITS SUBSIDIARIES. BGE IS DEPENDENT ON CONSTELLATION ENERGY OR ITS OTHER SUBSIDIARIES TO REPAY ANY CASH CONSTELLATION ENERGY'S OTHER SUBSIDIARIES MAY BORROW THAT BGE MAY HAVE INVESTED INTO THE CASH POOL.

Constellation Energy sponsors a cash pool for the benefit of all of its subsidiaries to manage their cash needs. Subsidiaries invest excess cash into the pool or borrow cash deposited into the pool as needed. At times, BGE may invest excess cash into the pool. If that cash is borrowed by other subsidiaries of Constellation Energy, then BGE is dependent on Constellation Energy or the subsidiary that borrowed the cash to repay it. Failure by Constellation Energy or such subsidiary to timely repay any cash borrowed could have a material adverse effect on BGE.

UNEXPECTED WEATHER CONDITIONS, SUCH AS WARMER WINTERS AND COOLER SUMMERS THAN FORECASTED, MAY IMPACT BGE'S RESULTS OF OPERATIONS.

The demand for electricity by BGE customers is directly affected by weather conditions. Generally, demand for electricity is seasonal, peaking in winter and summer. Typically, when winters are warmer than expected and summers are cooler than expected, demand for electricity is lower, resulting in less electric consumption than forecasted. These and other unexpected weather conditions may impact BGE's revenues and results of operations.

USE OF PROCEEDS

Except as otherwise provided in a prospectus supplement, the proceeds from the sale of the debt securities will be used for general corporate purposes relating to our utility business. If we do not use the net proceeds immediately, we may temporarily invest them in short-term, interest-bearing obligations.

                       RATIO OF EARNINGS TO FIXED CHARGES

The Ratio of Earnings to Fixed Charges for each of the periods indicated is as follows:

       NINE MONTHS ENDED                                          TWELVE MONTHS ENDED
         SEPTEMBER 30,                                                DECEMBER 31,
--------------------------------     -------------------------------------------------------------------------------
             2002                         2001            2000            1999            1998            1997
             ----                         ----            ----            ----            ----            ----
             2.60                         1.99            2.27            3.45            2.94            2.78


For current information on the Ratio of Earnings to Fixed Charges, please see our most recent Form 10-Q or Form 10-K. See WHERE YOU CAN FIND MORE INFORMATION.

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DESCRIPTION OF THE DEBT SECURITIES

GENERAL

This section summarizes terms of the debt securities that we may offer with this prospectus. Most of the specific terms of a series of debt securities will be described in a prospectus supplement attached to this prospectus and may vary from the terms described herein. For a complete description of the terms of a particular offering of debt securities, you should read both this prospectus and the prospectus supplement relating to that particular offering.

We will issue the debt securities under an indenture. The indenture is a contract between us and the trustee, The Bank of New York, dated as of July 1, 1985 as supplemented on October 1, 1987 and January 26, 1993. The trustee has two main roles. First, the trustee can enforce the rights of holders of the debt securities against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described later under "Event of Default." Second, the trustee performs certain administrative duties for the holders of debt securities, such as sending interest payments and notices and implementing transfers of debt securities.

A copy of the indenture has been filed with the SEC and is an exhibit to the registration statement which contains this prospectus. See "Where You Can Find More Information" to find out how to locate our filings with the SEC.

The indenture is summarized below. Because it is a summary, it does not contain all of the information that may be important to you. You should read the indenture to get a complete understanding of your rights and our obligations under the provisions described in EVENT OF DEFAULT, SUPPLEMENTAL INDENTURES, AND CONSOLIDATION, MERGER OR SALE.. This summary is subject to, and qualified in its entirety by, reference to all the provisions of the indenture. We include references in parentheses to certain sections of the indenture. This summary also is subject to, and qualified by, reference to the description of the particular terms of each series of debt securities described in the applicable prospectus supplement.

The indenture does not limit the amount of debt securities that may be issued. There are existing series of debt securities outstanding under the indenture and we may issue additional multiple and distinct series of debt securities. For current information on our debt outstanding see our most recent Form 10-K and 10-Q. See WHERE YOU CAN FIND MORE INFORMATION.

The debt securities are unsecured and will rank equally with all our unsecured indebtedness, unless expressly subordinated. The debt securities will be subordinated to all of our secured indebtedness. The debt securities will be denominated in U.S. dollars and we will pay principal and interest in U.S. dollars. The applicable prospectus supplement will describe whether the debt securities will be subject to any conversion, amortization, or sinking or similar fund. It is anticipated that the debt securities will be "book-entry," represented by a permanent global debt security registered in the name of The Depository Trust Company, or its nominee. However, we reserve the right to issue debt securities in certificated form registered in the name of the debt security holders.

Unless the applicable prospectus supplement states otherwise, we may from time to time, without consent of the applicable existing note holders, create and issue further notes of each series ranking equally with the other notes of the series having the same terms and conditions as the notes of such series being offered hereby in all respects, except for issue date, issue price and if applicable, the first payment of interest therein. Additional notes issued in this manner will form a single series with the previously outstanding notes of that series.

In the discussion that follows, whenever we talk about paying principal on the debt securities, we mean at maturity, redemption or repurchase. Also, in discussing the time for notices and how the different interest rates are calculated, all times are New York City time, unless otherwise noted.

The applicable prospectus supplement will describe the terms for the debt securities including:

o    maturity date,

o    interest rate or rates (or the method to calculate such rate)

o    remarketing provisions,

o    redemption or repurchase provisions, and

o    any other provisions.  (SECTION 3.01)



OWNERSHIP OF THE DEBT SECURITIES

DIRECT SECURITYHOLDERS

Only registered holders of debt securities will have rights under the indenture. As noted below, we do not have obligations to you if you hold in "street name" or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global debt securities as described below. For example, once we make payment to the registered securityholder, we have no further responsibility for the payment even if that securityholder is legally required to pass the payment along to you as a "street name" customer but does not do so.

"STREET NAME" AND OTHER INDIRECT HOLDERS

Investors who hold debt securities in accounts at banks or brokers will generally not be recognized by us as legal securityholders. This is called holding in "street name." Instead, we recognize only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities to their customers. If you hold debt securities in "street name," you should check with your own institution to find out:

o    how it handles securities payments and notices,

o    whether it imposes fees or charges,

o    how it would handle voting if ever required,

o whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct securityholder as described below, to the extent permitted, and

o how it would pursue rights under the debt securities if there were a default or other event triggering the need for securityholders to act to protect their interests.

GLOBAL SECURITIES

A global security is a special type of indirectly held security. This means that we will not issue certificates to each beneficial owner. If we choose to issue debt securities in the form of global debt securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global debt security be registered in the name of a financial institution which we select and by requiring that the debt securities included in the global debt security not be transferred to the name of any other direct securityholder unless the special circumstances described below occur. The financial institution that acts as the sole direct securityholder of the global debt securities is called the "depositary." Any person wishing to own a debt security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn is a participant with the depositary. The applicable prospectus supplement will indicate whether your series of debt securities will be issued only in the form of global debt securities.

An indirect holder's rights relating to a global debt security will be governed by the account rules of the investor's financial institution and the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a securityholder and instead deal only with the depositary.

An investor should be aware that if debt securities are issued only in the form of global debt securities:

o the investor cannot get debt securities registered in his or her own name, and

o the investor cannot receive physical certificates for his or her interest in the debt securities. This means these securities may not be pledged as security under the laws of some jurisdictions.

DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participant's accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

When applicable, we will wire principal and interest payments to DTC's nominee. We and the trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

It is DTC's current practice, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in "street name." However, payments will be the responsibility of the participants and not of DTC, the trustee or us.

Global securities will be exchangeable for certificated debt securities with the same terms in authorized denominations only if:

o the depositary notifies us that it is unwilling or unable to continue as depositary or if it ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days;

o an event of default with respect to the debt securities of that series has occurred and has not been cured (see "Event of Default"); or

o we determine not to have the debt securities of a series to be represented by a global debt security and notify the trustee of our decision. (SECTION 3.04)

The applicable prospectus supplement may also list additional situations for requiring a global debt security to be exchanged for a certificated security that would apply only to the particular series of debt securities covered by that prospectus supplement. When a global debt security terminates, the depositary (and not we or the trustee) is responsible for deciding the names of the institutions that will be the initial direct securityholders. (SECTION 3.04)

IN THE REMAINDER OF THIS DESCRIPTION "YOU" MEANS DIRECT SECURITYHOLDERS AND NOT "STREET NAME" OR OTHER INDIRECT HOLDERS.

ADDITIONAL MECHANICS

FORM, EXCHANGE AND TRANSFER

In the absence of any contrary provision described in the prospectus supplement for any specific series of debt securities, the debt securities will be issued:

o    in registered form;

o    without interest coupons; and

o    in denominations that are multiples of $1,000.  (SECTION 3.02)

You may have your debt securities exchanged into more debt securities of smaller denominations, with a minimum of $1,000, or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (SECTION 3.04) This is called an "exchange."

You may exchange or transfer debt securities at the office of the trustee or at an agency to be maintained by us for such purpose. The trustee acts as our agent for registering debt securities in the names of securityholders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the "security registrar." It will also perform transfers. (SECTION 3.04)

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if we and the security registrar are satisfied with your proof of ownership. (SECTION 3.04)

PAYMENT AND PAYING AGENTS

We will pay interest to you if you are a securityholder listed in the trustee's records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the "record date" and is stated in the prospectus supplement. (SECTIONS 3.02 AND 5.01) Securityholders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered securityholder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller.

We will pay interest, principal and any other money due on the debt securities at the principal office of the trustee in New York City. That office is currently located at 101 Barclay Street, Floor 8 West, New York, New York 10286; Attention: Corporate Trust Administration. We may also have additional payment offices or change them, or act as our own paying agent. (SECTION 5.02)

Holders of over $5 million in principal amount of debt securities can request that payment of principal and interest be wired to them by contacting the paying agent at the address set forth above at least three (3) business day prior to the payment date. Otherwise, payments will be made by check. (SECTION 3.02)

"STREET NAME" AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

REMARKETING

We may issue debt securities with remarketing features that allow securityholders the option to sell their debt securities back to us. In turn, we may have the option to retire those debt securities or remarket and sell them to new holders.

REDEMPTION

We may have the right to redeem or otherwise repurchase debt securities at our option. If the debt securities are redeemable, except as otherwise set forth in the note for such series, we may partially redeem the debt securities only in multiples of $1,000. (SECTION 4.01) Notice of redemption will be provided at least 30, but no more than 60 days prior to the redemption. (SECTION 4.04) If we do not redeem all debt securities in a series at one time, the trustee will select the debt securities to be redeemed in a manner it determines to be appropriate and fair. (SECTION 4.03) If a debt security is only partially redeemed, we will issue a new debt security of the same series in an amount equal to the unredeemed portion of the debt security. (SECTION 4.06)

REPURCHASE

If the debt securities are subject to a repurchase option, the debt securityholder may have the right to cause us to repurchase the debt securities.

For global debt securities, unless otherwise provided in the applicable prospectus supplement, participants, on behalf of the owners of beneficial interests in the global debt securities, may exercise the repurchase option by delivering written notice to our paying agent, The Bank of New York, at least 30, but no more than 60, days prior to the date of repurchase (101 Barclay Street, Floor 8 West, New York, New York 10286, Attention: Corporate Trust Administration). The paying agent must receive notice by 5:00 p.m. on the last day for giving notice. Procedures for the owners of beneficial interests in global debt securities to notify their participants of their desire to have their debt security repurchased will be governed by the customary practices of the participant. The written notice to the paying agent must state the principal amount to be repurchased. It is irrevocable, and a duly authorized officer of the participant (with signatures guaranteed) must sign it.

Debt security holders who hold their securities directly desiring to exercise their repurchase option must notify the paying agent at least 30 but not more than 45 days prior to the repayment date by providing the paying agent:

o the certificated debt security, with the section entitled "Option to Elect Repayment" on the reverse of the debt security completed; or

o a fax or letter (first class, postage prepaid) from a member of a national securities exchange, the National Association of Securities Dealers, or a bank or trust company in the United States which states the following:

     o    the name of the holder;

     o the principal amount of the debt security and the amount to be repurchased;

     o the certificate number or the maturity and a description of the terms of the security;

     o    a statement that you wish to sell all or a portion of your note; and

o A guaranty that the debt security with the section entitled "Option to Elect Repayment" on the reverse of the debt security completed, will be received by the paying agent within 5 business days.

The debt security and form must be received by the paying agent by such 5th business day. Your notice of repurchase is irrevocable.

If you sell a portion of a debt security, the old debt security will be canceled and a new debt security for the remaining principal amount will be issued to you.

INTEREST RATE

The interest rate on the debt securities will either be fixed or floating as indicated in the applicable prospectus supplement. The interest paid will include interest accrued to, but excluding, the date of maturity, redemption or repurchase. Interest is generally payable to the person in whose name the debt security is registered at the close of business on the record date applicable to each interest payment date. Interest payable at maturity, redemption, or repurchase, however, will be payable to the person to whom principal is payable.

The interest payment on any debt security originally issued between a record date and interest payment date or on an interest payment date will be made on the interest payment date after the next record date. Interest payments, other than those payable at maturity, redemption or repurchase will be paid, at our option, by check or wire transfer.

EVENT OF DEFAULT

An "Event of Default" with respect to a series of securities means any of the following:

o failure to pay the principal of (or premium, if any, on) any debt security of that series when due and payable;

o failure to pay interest on any debt security of that series for 30 days after such is due;

o failure to perform any other requirements in the debt securities of that series, or in the indenture in regard to such debt securities, for 60 days after notice;

o    certain events of bankruptcy or insolvency; or

o    any other event of default described in the prospectus supplement.

An Event of Default for a particular series of debt securities does not necessarily mean that an Event of Default has occurred for any other series of debt securities issued under the indenture. If an Event of Default has occurred and has not been cured, the trustee or the holders of at least 25% of the principal amount of the debt securities of the affected series may declare the entire principal of the debt securities of such series due and payable immediately. Subject to certain conditions, if we deposit with the trustee enough money to remedy the default and there is no default continuing, this acceleration of payment may be rescinded by the holders of at least a majority in aggregate principal amount of the debt securities of the series. (SECTION 7.01)

The trustee must within 90 days after a default occurs, notify the holders of the debt securities of the series of the default if we have not remedied it (default is defined to include the events specified above without the grace periods or notice). The trustee may withhold notice to the holders of such debt securities of any default (except in the payment of principal or interest) if it in good faith considers such withholding in the interest of the holders. (SECTION 7.08) We are required to file an annual certificate with the trustee, signed by an officer, stating any default by us under any provisions of the indenture. (SECTION 5.06)

Prior to any declaration of acceleration of maturity, the holders holding a majority of the principal amount of the debt securities of the particular series affected, on behalf of the holders of all debt securities of that series, may waive any past default or Event of Default. We cannot, however, obtain a waiver of a payment default. (SECTION 7.07)

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless such holders offer the trustee reasonable indemnity. (SECTION 8.02(d)) Subject to the provisions for indemnification and certain other limitations, the holders of a majority in principal amount of the debt securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to such debt securities. (SECTION 7.07)

In order to bypass the trustee and take steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

o you must give the trustee written notice that an Event of Default has occurred and remains uncured;

o the holders of 25% of the principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action; and

o the trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date. (SECTION 7.04)

"STREET NAME" AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO, OR MAKE A REQUEST OF, THE TRUSTEE AND TO MAKE OR CANCEL A DECLARATION OF ACCELERATION.

SUPPLEMENTAL INDENTURES

There are three types of changes we can make to the indenture and the debt securities.

CHANGES REQUIRING EACH HOLDER'S APPROVAL. The following changes require the approval of each holder of debt securities' approval:

o    extend the fixed maturity of any debt security;

o reduce the interest rate (or change the method used to establish the interest rate) or extend the time of payment of interest;

o    reduce any premium payable upon redemption;

o    reduce the principal amount;

o reduce the amount of principal payable upon acceleration of the maturity of a discounted debt security following default;

o    change the currency of payment on a debt security; or

o reduce the percentage of securityholders whose consent is required to modify or amend the indenture (SECTION 11.02)

CHANGES NOT REQUIRING HOLDER APPROVAL. These types of changes are limited to changes specified in the indenture, including those which are of an administrative nature or are changes that would not adversely affect holders of the debt securities. (SECTION 11.01)

CHANGES REQUIRING 66 2/3% OF ALL HOLDERS TO APPROVE. A vote in favor by securityholders owning not less than 66 2/3% of the principal amount of the debt securities of the particular series affected is required for any other matter listed in the indenture or in a particular security. (SECTION 11.02)

 "STREET NAME" AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW APPROVAL MAY BE GRANTED OR DENIED IF WE SEEK TO CHANGE THE INDENTURE OR THE DEBT SECURITIES OR REQUEST A WAIVER.

CONSOLIDATION, MERGER OR SALE

We may not merge or consolidate with any corporation or sell substantially all of our assets as an entirety unless:

o we are the continuing corporation or the successor corporation expressly assumes the payment of principal, and premium, if any, and interest on the debt securities and the performance and observance of all the covenants and conditions of the indenture binding on us (SECTION 12.01); and

o we, or the successor corporation, are not immediately after the merger, consolidation, or sale in default in the performance of a covenant or condition in the indenture. (SECTION 12.02)

DISCHARGE

The indenture provides that we can discharge and satisfy all of our obligations under any series of notes that are payable within one year, or under any series of notes that we deliver to the trustee (and that have not already been cancelled), by depositing with the trustee or any paying agent, enough funds to pay the principal and interest due or to become due on the notes until their maturity date. (SECTION 13.01)

PLAN OF DISTRIBUTION

We may sell the debt securities (a) through agents; (b) by underwriters or dealers; or (c) directly to one or more purchasers.

BY AGENTS

Debt securities may be sold on a continuing basis by agents designated by us. The agents agree to use their reasonable efforts to solicit purchases for the period of their appointment under the terms of an agency agreement between the agents and us.

BY UNDERWRITERS

If underwriters are used in the sale, the underwriters may be designated by us or selected through a bidding process. The debt securities will be acquired by the underwriters for their own account. The underwriters may resell the debt securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the debt securities will be subject to certain conditions. The underwriters will be obligated to purchase all the debt securities of the series offered if any of the debt securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Only underwriters named in the applicable prospectus supplement are deemed to be underwriters in connection with the debt securities offered hereby.

DIRECT SALES

We may also sell debt securities directly. In this case, no underwriters or agents would be involved.

GENERAL INFORMATION

We may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase debt securities from us at the public offering price pursuant to delayed delivery contracts providing for payment and delivery on a later date or dates, all as described in the applicable prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate amount of the debt securities shall be not less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to our approval. The delayed delivery contracts will not be subject to any conditions except:

     o the purchase by an institution of the debt securities covered by its delayed delivery contract shall not, at any time of delivery, be prohibited under the laws of any jurisdiction in the United States to which such jurisdiction is subject; and

     o if the debt securities are being sold to underwriters, we shall have sold to those underwriters the total amount of the debt securities less the amount thereof covered by the delayed delivery contracts. The underwriters will not have any responsibility in respect of the validity or performance of the delayed delivery contracts.

We have not determined whether the debt securities will be listed on a securities exchange. Underwriters will not be obligated to make a market in any of the securities. We cannot predict the activity of trading in, or liquidity of, our debt securities.

In connection with sales by an agent or an under written offering, the SEC rules permit the underwriters or agents to engage in transactions that stabilize the price of the debt securities. These transactions may include purchases for the purpose of fixing or maintaining the price of the debt securities.

Underwriters, dealers, and agents that participate in the distribution of the debt securities may be underwriters as defined in the Securities Act of 1933 (the "Act"), and any discounts or commissions received by them from us and any profit on the resale of the debt securities by them may be treated as underwriting discounts and commissions under the Act.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

LEGAL MATTERS

One of our lawyers will issue an opinion regarding certain legal matters in connection with the debt securities offered pursuant to this prospectus. Cahill Gordon & Reindel, New York, NY will issue an opinion regarding certain legal matters for any underwriters, dealers or agents. Cahill Gordon & Reindel represents Constellation Energy and BGE from time to time. Cahill Gordon & Reindel will rely on the opinion of our lawyers as to matters of Maryland law and the applicability of the Public Utility Holding Company Act of 1935.

EXPERTS

The financial statements and financial statement schedule incorporated in this prospectus by reference to the Annual Report on Form 10-K of Baltimore Gas and Electric Company for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Baltimore Gas and Electric Company files annual, quarterly and current reports, and other information with the SEC. You may read and copy any document filed by BGE at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information, regarding companies (including BGE) that file documents with the SEC electronically. BGE's SEC filings may also be obtained from our web site at http://www.bge.com.

The addresses for both the SEC's and BGE's website are inactive textual references only and the contents of those sites (other than the documents incorporated by reference as set forth below) are not a part of this prospectus.

This prospectus is part of a registration statement we filed with the SEC. In addition, the SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 from now until the time the registration becomes effective and thereafter until we sell all the debt securities.

o    BGE's Annual Report on Form 10-K for the year ended December 31, 2001.

o BGE's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 June 30, 2002 and September 30, 2002.

o BGE's Current Reports on Form 8-K filed on January 30, 2002, January 31, 2002, March 19, 2002 and August 14, 2002.

Any person, including any beneficial owner, may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

      Shareholder Services
      Baltimore Gas and Electric Company
      39 W. Lexington Street
      Baltimore, Maryland  21201
      1-800-258-0499

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these debt securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

================================================================================






                                   [BGE LOGO]





                                  $400,000,000


                            Unsecured Debt Securities





--------------------------------------------------------------------------------

                               P R O S P E C T U S
           (Once the registration statement is effective, the date of the Prospectus will be inserted here)

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================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Securities and Exchange Commission Registration Fee.........................................   $ 36,800
     Services of Independent Accountants.........................................................     45,000*
     Trustee Fees and Expenses...................................................................     15,000*
     Legal Fees and Expenses.....................................................................    100,000*
     Debt Securities Rating Fees.................................................................    120,000*
     Printing and Delivery Expenses..............................................................     60,000*
     Miscellaneous Expenses......................................................................     23,200*
                                                                                                   -----------
     Total                                                                                          $400,000*
                                                                                                   ===========

         --------------
         * Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The following description of indemnification allowed under Maryland statutory law is a summary rather than a complete description. Reference is made to Section 2-418 of the Corporation and Associations Article of the Maryland Annotated Code, which is incorporated by reference herein, and the following summary is qualified in its entirely by such reference.

         By a Maryland statute, a Maryland corporation may indemnify any director who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative ("Proceeding") by reason of the fact that he is a present or former director of the corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan ("Director"). Such indemnification may be against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with the Proceeding unless it is proven that (a) the act or omission of the Director was material to the matter giving rise to the Proceeding and (i) was committed in bad faith, or (ii) was the result of active and deliberate dishonesty; or (b) the Director actually received an improper personal benefit in money, property, or services; or (c) in the case of any criminal proceeding, the Director had reasonable cause to believe his act or omission was unlawful. However, the corporation may not indemnify any Director in connection with a Proceeding by or in the right of the corporation if the Director has been adjudged to be liable to the corporation. A Director or officer who has been successful in the defense of any Proceeding described above shall be indemnified against reasonable expenses incurred in connection with the Proceeding. The corporation may not indemnify a Director in respect of any Proceeding charging improper personal benefits to the Director in which the Director was adjudged to be liable on the basis that personal benefit was improperly received. The corporation may not indemnify a director or advance expenses for a proceeding brought by the director against the corporation except if the proceeding is brought to enforce indemnification by the corporation or if the corporation's charter or bylaws, a board resolution or contract provides otherwise.

Notwithstanding the above provisions, a court of appropriate jurisdiction, upon application of the Director or officer, may order indemnification if it determines that in view of all the relevant circumstances, the Director or officer is fairly and reasonably entitled to indemnification; however, indemnification with respect to any Proceeding by or in the right of the corporation or in which liability was adjudged on the basis that personal benefit was improperly received shall be limited to expenses. A corporation may advance reasonable expenses to a Director under certain circumstances, including a written undertaking by or on behalf of such Director to repay the amount if it shall ultimately be determined that the standard of conduct necessary for indemnification by the corporation has not been met.

         A corporation may indemnify and advance expenses to an officer of the corporation to the same extent that it may indemnify Directors under the statute.

         The indemnification and advancement of expenses provided by statute is not exclusive of any other rights, by indemnification or otherwise, to which a Director or officer may be entitled under the charter, by-laws, a resolution of shareholders or directors, an agreement or otherwise.

         A corporation may purchase and maintain insurance on behalf of any person who is or was a Director or officer, whether or not the corporation would have the power to indemnify a Director or officer against liability under the provision of this section of Maryland law. Further, a corporation may provide similar protection, including a trust fund, letter of credit or surety bond, not inconsistent with the statute.

         Article V of the Company's Charter reads as follows:

         "A director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages except (i) to the extent that it is proved that the person actually received an improper benefit or profit in money, property, or services for the amount of the benefit or profit in money, property or services actually received or (ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. It is the intent of this Article that the liability of directors and officers shall be limited to the fullest extent permitted by the Maryland General Corporation Law, as amended from time to time.

         Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director or officer of the corporation existing at the time of such repeal or modification."

         Article IV of the Company's By-Laws reads as follows:

                      "Each person made or threatened to be made party to an action, suit or proceeding, whether, civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Company, or, at its request, is or was a director or officer of another corporation, shall be indemnified by the Company (to the extent indemnification is not otherwise provided by insurance) against the liabilities, costs and expenses of every kind actually and reasonable incurred by him as a result of such action, suit or proceeding, or any threat thereof or any appeal thereon, but in each case only if and to the extent permissible under applicable common or statutory law, state or federal. The foregoing indemnity shall not be inclusive of other rights to which such person may be entitled."

         Also, see indemnification provisions in the Form of Purchase Agreement, included in Exhibit 1(a) to this Registration Statement.

ITEM 16.  EXHIBITS.

         Reference is made to the Exhibit Index filed as a part of this Registration Statement.

ITEM 17.  UNDERTAKINGS.

(a)      The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:


                    (i)    To include any prospectus required by
               Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the

Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, Baltimore Gas and Electric Company, the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland on the 9th day of January, 2003.


                                              BALTIMORE GAS AND ELECTRIC COMPANY
                                              (Registrant)

                                              By:  /s/ E. Follin Smith
                                                   -----------------------------
                                                   E. Follin Smith
                                                   Senior Vice President and
                                                   Chief Financial Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

        Signature                                       Title                            Date
        ---------                                       -----                            ----
Principal executive
officer and director:

*F. O. Heintz                            Director, Chief Executive                   January 9, 2003
                                         Officer and President


Principal financial and
accounting officer:

/s/ E. FOLLIN SMITH                      Director, Senior Vice President             January 9, 2003
-------------------------                Chief Financial Officer
  E. Follin Smith


* Mayo A. Shattuck III                   Director                                    January 9, 2003


* By:      /s/ E. Follin Smith
    --------------------------------------------
        E. Follin Smith, Attorney-in-Fact


                                  EXHIBIT INDEX


Exhibit
Number
---------
1(a)              -    Form of Purchase Agreement, including Standard Purchase Provisions.


1(b)              -    Form of Interest Calculation Agency Agreement.

4(a)              -    Indenture  dated as of July 1, 1985  between the Company and The Bank of New York  (successor to  Mercantile-Safe  Deposit and Trust Company),  Trustee as supplemented by the Supplemental
                       Indentures dated as of October 1, 1987 and January 26, 1993.

4(b)              -    Form of Unsecured Debt Security (Fixed Rate).

4(c)              -    Form of Unsecured Debt Security (Floating Rate)

5                 -    Opinion of Company Counsel.

12(a)*            -    Computation  of Ratio of Earnings to Fixed Charges for the twelve  months ended  December 31,
                       2001,  2000,  1999,  1998,  and  1997,  and for the nine  months  ended  September  30,  2002
                       (Designated  as Exhibit  12(b) in Form 10-Q for the quarter ended  September 30, 2002,  filed
                       November 14, 2002, File No. 1-1910).


23(a)             -    Consent of Company Counsel (included in Exhibit 5).


23(b)             -    Consent of PricewaterhouseCoopers LLP, Independent Accountants.


24                -    Power of Attorney.

25                -    Statement of Eligibility  under the Trust Indenture Act of 1939 (Form T-1) of The Bank of
                       New York, Trustee.


------------------
* Incorporated by reference.